EXHIBIT 99.1

[ACUITY BRANDS LETTERHEAD]

Company Contact:

Karen Holcom

Acuity Brands, Inc.

(404) 853-1437

ACUITY BRANDS REPORTS

2003 THIRD QUARTER RESULTS

ATLANTA, June 24, 2003 – Acuity Brands, Inc. (NYSE: AYI) announced today that net income for the third quarter of fiscal 2003 was $15.3 million, or $0.37 per share, compared to $14.6 million, or $0.35 per share, reported in the third quarter of fiscal 2002. This represents an increase in net income and earnings per share of 5.2 percent and 5.7 percent, respectively. The consolidated earnings results were generally consistent with management’s expectations. Also, the Company continued to reduce debt at a pace exceeding previous expectations, ending the quarter with total debt of $494.4 million, down $25.2 million from February 28, 2003.

Net sales for the third quarter ended May 31, 2003 were $521.0 million compared to $507.6 million reported in the year-ago period, an increase of $13.5 million, or 2.7 percent. The growth in sales occurred primarily at Acuity Lighting Group (ALG) due largely to greater shipments through certain channels of distribution, higher sales in Europe, and the impact of previously announced price increases. Overall, consolidated gross profit margins advanced to 42.0 percent of sales in the third quarter of fiscal 2003, from 41.1 percent reported in the year-ago period, due primarily to the higher sales noted above and the impact of profit improvement programs that helped offset the cost of higher raw materials, rising medical costs, and expenses associated with the consolidation of certain manufacturing facilities at ALG. Consolidated operating expenses increased to 35.7 percent of sales in the third quarter of fiscal 2003, compared to 34.6 percent reported in the year-ago period, due primarily to higher sales and marketing initiatives, legal and logistics costs, and increased corporate expenses associated with stock-based benefit programs. Consolidated operating profit of $32.7 million was essentially flat in the third quarter compared to the year-ago period as the improvement in gross profit was offset by higher operating expenses. The increase in net income compared to the year-ago period was due primarily to a lower effective income tax rate and lower interest expense associated with the decline in outstanding borrowings throughout the current period.

Third Quarter Segment and Corporate Overview

Sales at Acuity Lighting Group in the third quarter of fiscal 2003 were $389.2 million compared to $376.0 million reported in the year-ago period, an increase of $13.3 million, or 3.5 percent. The increase in sales at ALG was due primarily to greater shipments of products through channels of distribution serving national accounts and home improvement centers, growth in the European operations, and the impact of price increases for certain products. This was partially offset by lower shipments to certain other key commercial and industrial markets due primarily to the continued economic weakness that prevailed throughout the current period. As expected, the backlog at ALG decreased approximately $31.0 million, or 18.9 percent, from February 28, 2003 to $133.0 million at May 31, 2003. The decline was due primarily to the impact of a significant volume of second quarter orders, placed in advance of a previously announced price increase, that were shipped during the third quarter. Operating profit at ALG increased $1.9 million to $25.1 million in the third quarter of fiscal 2003 from $23.2 million reported in the prior year. Operating profit margins at ALG improved to 6.4 percent of sales from 6.2 percent reported in the year-ago period. The increase in operating profit was due primarily to the contribution margin from the higher sales noted above and continuous improvement programs, including sourcing initiatives to lower product costs, and significant improvements in the operations at the facility in Matamoros, Mexico. This was partially offset by costs associated with the consolidation of certain manufacturing facilities, higher raw material costs, greater spending for sales and marketing initiatives associated with new product introductions and penetration of the home improvement channel, higher logistics costs, and additional legal costs associated with pending litigation.

Sales at Acuity Specialty Products Group (ASP) in the third quarter of fiscal 2003 were $131.8 million, a nominal increase of $0.2 million over the same period one year earlier. Sales were essentially flat at ASP as greater shipments to mass merchandisers and home improvement centers and higher sales in Europe and Canada were offset by softness in the core industrial and institutional channel attributable to weak economic conditions. Operating profit at ASP for the third quarter of fiscal 2003 declined $1.3 million to $12.5 million from $13.8 million reported in the year-ago period. Operating margins declined to 9.5 percent from 10.5 percent a year ago. The decline in operating profit was due primarily to startup costs associated with a number of initiatives, including new product introductions, spending to further penetrate the mass merchandise channel, and expanded marketing and logistics programs, all of which are expected to benefit future periods. In addition, ASP continued to incur higher costs for certain raw materials, partially offset by the benefits of sourcing initiatives.

Corporate expenses were $4.9 million in the third quarter of fiscal 2003 compared to $4.2 million in the year-ago period. The increase was due primarily to higher expense associated with certain stock-based benefit programs, liability insurance, and expanded audit services. Net interest expense in the third quarter of fiscal 2003 declined to $9.2 million from $10.3 million reported in the year-ago period due to a reduction in both debt balances and interest rates.

Year-To-Date Results

Net sales for the nine months ended May 31, 2003 increased $58.1 million, or 4.0 percent, to $1,515.7 million compared to $1,457.5 million reported in the same period a year ago. Year-to-date net income was $33.5 million, or $0.81 per share, compared to last year’s net income of $36.7 million, or $0.89 pro forma earnings per share. Net income and earnings per share were down 8.6 percent and 9.0 percent, respectively, in the first three quarters of fiscal 2003 compared to the year-ago period.

Outlook

James S. Balloun, Chairman, President, and Chief Executive Officer of Acuity Brands, said, “I am pleased to report that in the third quarter we delivered solid financial results while making substantial progress in further implementing strategies and expanding programs aimed at making our businesses stronger and more financially successful. We accomplished this while confronting difficult conditions that continued to prevail in certain key markets, particularly non-residential construction, as well as additional economic softness exacerbated by the conflict in Iraq. For example, we were able to grow sales at Acuity Lighting Group by 3.5 percent when most indicators showed that our primary markets had either declined or were flat during the period. We accomplished this market penetration by collaborating more closely with our strongest partners in each channel and capitalizing on new and innovative lighting fixtures such as Lithonia Lighting’s AERIS™, Holophane’s ILLUMINAIRE™, and the HOT-5® family of products. In addition, we realized benefits from sales price increases initiated on many products throughout the Company. Further, I am pleased to report that our gross profit margins improved in the third quarter to 42.0 percent from 41.1 percent in the year-ago period reflecting the strength of our value propositions, benefits of price increases, and our continued effort to build a more globally competitive supply chain capability. Our goal continues to be to generate more acceptable margins to fund future innovations and to build greater customer service capabilities while providing enhanced returns for our shareholders. We advanced our margins while absorbing the cost of ongoing initiatives to consolidate the North American manufacturing base of ALG to more cost-effective facilities within our supply chain network, as well as absorbing the rising costs of raw materials and employee benefits. In addition, continued investments to improve our manufacturing capabilities allowed us to maintain reduced inventory levels during the quarter, particularly at ALG, while meeting the needs of our expanding customer base. We expect these programs to lead to enhanced financial performance, including better margins, higher returns on invested capital, and lower debt. As of May 31, 2003, our outstanding debt balance was $494.4 million, a reduction of $25.2 million since February 28, 2003 and approximately $149.2 million over the last six quarters. We have achieved this while continuing to pay approximately $6 million in quarterly dividends and investing in our businesses. We expect to continue to reduce debt in the fourth quarter, though most likely at a slower pace.

“While past initiatives to enhance our global competitiveness are driving improvements in gross margins, we are still not pleased with our earnings performance. Earnings continue to be impacted by numerous controllable and uncontrollable factors particularly in operating expenses. Uncontrollable factors included pricing pressures from certain competitors, rising raw material costs

(including steel and petroleum-based components), and non-discretionary spending for insurance, all of which continue to persist. Controllable factors included costs associated with improving the effectiveness of our global supply chain, new product introductions, and investments in sales and marketing initiatives, such as the Genesis project designed to strengthen the Zep sales force. The investments in these areas are designed to strengthen our capabilities for the future.

“We remain confident about the long-term potential of the solid businesses that comprise Acuity Brands and the actions we continue to implement to make our Company more profitable. However, we remain cautious about our near-term results due to uncertainties in the economic environment, particularly for non-residential construction, which is one of the key drivers of the lighting fixture market. We do not expect any meaningful rebound in our key markets in the fourth quarter of fiscal 2003 as many had predicted earlier in the year. As a consequence, we now expect our full year earnings to be at the low end of the range of our previous forecast of $1.20 to $1.40 per share, which was provided at the beginning of fiscal 2003. This forecast includes our current estimate of legal fees necessary to litigate the previously disclosed patent infringement dispute.”

Conference Call and Board News

As previously announced, the Company will host a conference call to discuss third quarter results on June 24, 2003 at 4:00 p.m. EDT. Interested parties may listen to this call live today or hear a replay until July 15, 2003 at the Company’s Web site: www.acuitybrands.com.

The Board of Directors will hold its regular quarterly meeting on June 25, 2003.

Acuity Brands, Inc., with fiscal year 2002 sales of approximately $2.0 billion, is comprised of Acuity Lighting Group and Acuity Specialty Products Group. Acuity Lighting Group is the world’s leading lighting fixture manufacturer and includes brands such as Lithonia®, Holophane®, Peerless®, Hydrel®, and American Electric Lighting®. Acuity Specialty Products Group is a leading provider of specialty chemicals and includes brands such as Zep®, Enforcer®, and Selig Industries™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 11,800 people and has operations throughout North America and in Europe.

Forward-Looking Statements

Certain information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently uncertain and involve risks. Consequently, actual results may differ materially from those indicated by the forward-looking statements. Statements made herein that may be considered forward looking include statements concerning: (a) expected benefits of startup costs associated with a number of initiatives at Acuity Specialty Products Group including new product introductions, spending to further penetrate the mass merchandise channel, and expanded marketing and logistics programs; (b) the impact of various programs at Acuity Lighting Group, such as the consolidation of the North American manufacturing base and continued investments to improve manufacturing capabilities, on future financial performance, including better margins, higher returns on invested capital, and lower debt; (c) expectations regarding further debt reduction in the fourth quarter; and (d) forecasted full year earnings per share. A variety of risks and uncertainties could cause the Company’s actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties include without limitation the following: (a) the uncertainty of general business and economic conditions, including the potential for a more severe slowdown in non-residential construction, changes in interest rates, and fluctuations in commodity and raw material prices or foreign currency rates; (b) the Company’s ability to realize the anticipated benefits of initiatives expected to reduce costs, improve profits, enhance customer service, increase manufacturing efficiency, reduce debt, and expand product offerings and brands in the market through a variety of channels; (c) the risk that projected future cash flows from operations are not realized; (d) unexpected developments in the Company’s legal and environmental matters; and (e) the other risk factors more fully described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 11, 2002.

ACUITY BRANDS, INC.

SUMMARY OF OPERATIONS (Unaudited)

	THREE MONTHS ENDED MAY 31
	SALES		OPERATING PROFIT (LOSS)
(Amounts in thousands, except per-share data)	2003	2002	2003	2002

Lighting Equipment	$389,243	$375,960	$25,100	$23,219
Specialty Products	131,798	131,616	12,494	13,777

	$521,041	$507,576	37,594	36,996

Corporate			(4,878)	(4,176)
Other income, net (1)			455	989
Interest expense, net			(9,230)	(10,303)

Income before taxes			23,941	23,506
Income taxes			8,619	8,935

Net income			$15,322	$14,571

Earnings per Share:
Basic earnings per share			$.37	$.35
Basic weighted-average shares outstanding during period			41,480	41,308
Diluted earnings per share			$.37	$.35
Diluted weighted-average shares outstanding during period			41,604	41,919

	NINE MONTHS ENDED MAY 31
	SALES		OPERATING PROFIT (LOSS)
(Amounts in thousands, except per-share data)	2003	2002	2003	2002

Lighting Equipment	$1,140,693	$1,092,858	$69,993	$70,288
Specialty Products	374,961	364,654	20,976	29,075

Corporate	$1,515,654	$1,457,512	90,969	99,363

			(12,565)	(10,037)
Other income, net (1)			2,452	725
Interest expense, net			(28,523)	(30,912)

Income before taxes			52,333	59,139
Income taxes			18,840	22,476

Net income			$33,493	$36,663

Earnings per Share:
Basic earnings per share			$.81	n/a
Basic weighted-average shares outstanding during period			41,439	n/a
Diluted earnings per share			$.81	n/a
Diluted weighted-average shares outstanding during period			41,466	n/a
Pro Forma Earnings per Share (2):
Basic earnings per share			n/a	$.89
Basic weighted-average shares outstanding during period			n/a	41,267

(1)	Other income, net consists primarily of gains or losses on the sale of assets and foreign currency gains or losses.
(2)	Actual per share data has not been presented for periods prior to the second quarter of fiscal year 2002 since the businesses that comprise Acuity Brands were wholly owned subsidiaries of National Service Industries, Inc. during those periods. Additionally, public trading of the Acuity Brands shares did not commence until December 3, 2001; therefore, no historical market share prices exist for the calculation of the potential dilutive effect of stock options for the periods prior to the second quarter of fiscal year 2002. As a result, pro forma diluted earnings per share is not presented for those periods.

ACUITY BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	MAY 31 2003	AUGUST 31 2002
(Amounts in thousands, except per-share data)

Assets
Current Assets
Cash and short-term investments	$10,414	$2,694
Receivables, net	319,486	322,735
Inventories	196,249	216,942
Other current assets	57,236	48,626

Total Current Assets	583,385	590,997
Property, Plant, and Equipment, net	226,401	240,679
Other Assets	520,966	526,278

Total Assets	$1,330,752	$1,357,954

	MAY 31 2003	AUGUST 31 2002

Liabilities and Stockholders’ Equity
Current Liabilities	$395,811	$430,807
Long-Term Debt, less current maturities	392,077	410,630
Deferred Income Taxes	24,916	23,480
Other Long-Term Liabilities	89,444	91,085
Stockholders’ Equity	428,504	401,952

	$1,330,752	$1,357,954

Current Ratio	1.5	1.4
Percent of Debt to Total Capitalization	53.6%	57.5%

CONDENSED CONSOLIDATED CASH FLOWS (Unaudited)
	NINE MONTHS ENDED MAY 31
(Amounts in thousands)	2003	2002(3)

Cash Provided by (Used for):
Operations-
Net income	$33,493	$36,663
Depreciation and amortization	34,905	39,222
Other operating activities	21,763	26,792

Cash Provided by Operations	90,161	102,677

Investing-
Capital expenditures	(18,702)	(23,872)
Acquisitions	—	(24,765)
Sale of assets	1,738	2,382

Cash Used for Investing	$(16,964)	$(46,255)

	NINE MONTHS ENDED MAY 31

	2003	2002(3)

Cash Provided by (Used for):
Financing-
Debt	$(48,716)	$(33,255)
Dividends	(18,665)	(12,399)
Net activity with NSI	—	(18,633)
Other financing activities	1,307	415

Cash Used for Financing	(66,074)	(63,872)

Effect of Exchange Rate on Cash	597	(314)

Net Change in Cash	7,720	(7,764)
Cash at Beginning of Year	2,694	8,006

Cash at End of Period	$10,414	$242

(3)	Certain prior period amounts have been reclassified to conform with the current year presentation.

11